Exhibit 99.1

EVERGREEN HELICOPTERS, INCORPORATED AND

SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012

Report of Independent Registered Public Accounting Firm

Erickson Air-Crane Incorporated

Portland, Oregon

We have audited the accompanying consolidated balance sheet of Evergreen Helicopters, Inc. (the “Company”) as of December 31, 2012, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, and the results of its operations and its cash flows for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

April 02, 2014

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

December 31,
2012
Assets
Current assets:
Cash and cash equivalents	$148
Accounts receivable, net	24,213
Inventories	601
Prepaid expenses and other current assets	7,570
Deferred tax assets	907
Assets held for sale	2,864

Total current assets	36,303
Property and Equipment
Aircraft, aircraft engines and rotable parts	86,917
Deferred overhauls	43,626
Buildings and improvements	22,390
Construction in progress	10,170
Machinery and equipment	8,748

171,851
Accumulated depreciation of long-lived assets	(58,917)
Accumulated amortization of deferred overhauls	(20,728)

Net property and equipment	92,206
Refundable deposits	12,753
Restricted investments	1,056
Other non-current assets	3,049

Total assets	$145,367

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$34,611
Accrued expenses and other current liabilities	4,147
Debt	11,647

Total current liabilities	50,405
Other non-current liabilities	3,872
Uncertain tax positions	17,353
Deferred tax liabilities	1,250

Total liabilities	72,880
Commitments and contingencies (Notes 7 and 8)	—
Stockholder’s equity:
Common stock, no par value, 500 shares authorized, issued and outstanding;	—
Net investment of Parent	72,487

Total stockholder’s equity	72,487

Total liabilities and stockholder’s equity	$145,367

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands)

Year Ended
December 31,
2012
Revenues from flight and support services	$201,232
Cost of flight and support services	145,332

Gross profit	55,900
Selling, general and administrative expenses	21,297
Loss on disposal of leased aircraft	2,384

23,681

Income from operations	32,219
Non-operating income (expense):
Interest expense	(1,579)
Amortization of deferred finance costs	(255)
Other income	291

Total other expense	(1,543)
Net income before income taxes	30,676
Income tax expense	(13,025)

Net income	$17,651

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

(in thousands, except share data)

				Total
	Common Stock		Net Investment	Stockholder’s
	Shares	Amount	of Parent	Equity
Balance, January 1, 2012	500	$—	$109,989	$109,989
Contributed capital (Note 10)	—	—	1,576	1,576
Net transfer to Parent	—	—	(56,729)	(56,729)
Net income	—	—	17,651	17,651

Balance, December 31, 2012	500	$—	$72,487	$72,487

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Year Ended
December 31,
2012
Cash flows from operating activities:
Net income	$17,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,328
Amortization of deferred overhauls	6,136
Amortization of net gain on sale leaseback transactions	(156)
Amortization of deferred finance costs	255
Deferred income taxes	1,912
Uncertain tax positions	3,871
Loss on disposal of leased aircraft	2,384
Contribution from stockholder affiliate for free rent	1,576
Changes in operating assets and liabilities:
Accounts receivable	2,575
Inventories	(85)
Prepaid expenses, refundable deposits and other current assets	489
Accounts payable, accrued and other current liabilities	23,642

Net cash provided by operating activities	70,578
Cash flows from investing activities:
Purchases of property and equipment and overhauls	(22,772)
Proceeds from disposal of property and equipment	8,949

Net cash used in investing activities	(13,823)
Cash flows from financing activities:
Payments on debt	(1,956)
Proceeds from earn-out from sale of subsidiary	2,000
Net transfers to Parent	(56,729)

Net cash used in financing activities	(56,685)
Net change in cash and cash equivalents	70
Cash and cash equivalents, beginning of period	78

Cash and cash equivalents, end of period	$148

Supplemental information on cash flow information:
Cash paid for:
Interest	$1,584

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF THE BUSINESS

Evergreen Helicopters, Inc. (“EHI” or the “Company”) provides helicopter and small fixed-wing aircraft services throughout the world in connection with activities such as forest firefighting, health services, aerial spraying, heavy-lift construction, law enforcement, helicopter logging, petroleum support services, search and rescue, peacekeeping and relief support, helicopter skiing, and agriculture.

EHI owns 100% of the following subsidiaries:

•	Evergreen Helicopters of Alaska, Inc.

•	Evergreen Equity, Inc.

•	Evergreen Helicopters International, Inc.

Controlling Stockholder and Related Parties

At December 31, 2012, EHI was wholly-owned by Evergreen International Aviation, Inc., (“EIA”) which was wholly-owned by Evergreen Holdings, Inc. (“Holdings”). Holdings’ founder and chairman of the board of directors is the majority stockholder of Holdings. In addition, the Company engages in transactions with the majority stockholder and other entities owned by, or controlled by the majority stockholder. Collectively, these entities are referred to as “Stockholder Affiliates” (see “Note 10— Related Party Transactions”). In May 2013, the Company was acquired by Erickson Air-Crane, Incorporated (“Erickson”). See “Note 11—Subsequent Events” for further information regarding the acquisition.

The Company also engages in transactions with the Company’s Parent and the Parent’s subsidiaries (see “Note 10— Related Party Transactions”):

•	Evergreen International Aviation, Inc.

•	Evergreen International Airlines, Inc.

•	Evergreen Aviation Ground Logistics Enterprise, Inc.

•	Evergreen Trade, Inc.

•	Evergreen Agriculture Enterprise, Inc.

•	Evergreen Defense and Security Services, Inc.

•	Evergreen Maintenance Center, Inc.

These entities listed above are collectively referred to as the “Parent.”

Liquidity Assessment

At the direction of the Parent, the Company provided funds during the year ended December 31, 2012, as reflected in net transfers to Parent in the accompanying consolidated statement of cash flows. These net transfers account for a significant portion of the Company’s cash used during the year ended December 31, 2012. In addition, at December 31, 2012, the Company, as well as other affiliates of Parent, were co-guarantors of the Parent’s first and second lien credit agreements; as of December 31, 2012, the Parent was in default under both the financial and non-financial covenants with these agreements due to the Parent’s lack of liquidity to make scheduled payments. At December 31, 2012, the balance of the first and second lien agreements totaled approximately $300.0 million. At December 31, 2012, the Company, Parent and majority stockholder also guaranteed the debt of a Stockholder Affiliate to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10.1 million. In addition, the Company had a negative working capital of approximately $14.1 million and was in default with its mortgage and other term loans totaling approximately $11.6 million at December 31, 2012. In May 2013, following the acquisition of the Company by Erickson, the Company was dismissed from the claim by 1st Source Bank. See “Note 8—Legal Proceedings & Contingencies” for further information about this claim and its dismissal.

As reflected in the accompanying consolidated financial statements, the Company had net income of $17.7 million for the year ended December 31, 2012. In addition, the Company’s cash flows provided by operating activities were approximately $70.0 million for the year ended December 31, 2012.

On March 18, 2013, the Parent and the Company entered into a Stock Purchase Agreement with Erickson Air-Crane Incorporated (“Erickson”), a publicly-traded company, in which Erickson acquired all of the common stock of the Company for a combination of cash, promissory notes and preferred shares of Erickson. This transaction closed on May 2, 2013. See “Note 11 — Subsequent Events” for further information regarding the acquisition.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of EHI and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The operations of the Company’s foreign subsidiaries are not significant.

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. The Company considers its critical accounting policies involving more significant judgments and estimates to be those related to revenue recognition, deferred income taxes, useful lives and residual values of property, plant and equipment, and valuation of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition

EHI generates flight revenue under service contracts that range in term from less than one year to five years. EHI typically invoices customers for the number of hours flown, with a minimum number of hours per day, plus a monthly availability fee. EHI frequently modifies its general pricing structure in order to more closely match the characteristics of the mission. The various types of pricing methods utilized by EHI includes pricing by weight for transport of goods, pricing by acre for aerial spraying, and pricing by number of pickups for construction work. Flight revenue is recognized when services are performed and monthly for fixed availability fees over the term of the agreement.

Certain contracts provide for mobilization fees, which represent recovery of the costs incurred in deploying aircraft to a customer. Mobilization fees, and related direct and incremental mobilization costs, are deferred and amortized over the term of the contract.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents those short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased.

Restricted Investments

The Company maintains restricted investments in certificate of deposit accounts at December 31, 2012, supporting letters of credit required for aircraft leases with contractual lease terms through 2019 that are held by the Company’s Parent. These investments are classified as held to maturity and are stated at cost which approximates market with an average term to maturity of less than one year (November 2013). The Company plans to extend the maturity date of the certificate of deposit accounts at maturity given the contractual collateral requirements under the letters of credit. As such, these restricted investments have been reflected as non-current on the consolidated balance sheet at December 31, 2012.

Accounts Receivable, Net:

Accounts receivable, net consists of amounts billed to customers, net of an allowance for uncollectible accounts for losses that may result from the inability of its customers to make required payments or from contract disputes. The Company also periodically records an allowance for the general collectability of all other receivables based upon factors such as the aging of receivables and historical collection experience. The December 31, 2012 accounts receivable balance of $24.2 million is reported net of an allowance for doubtful accounts of approximately $0.1 million. Interest is not normally charged on receivables.

Inventories

The Company’s inventories consist primarily of aircraft rotable parts, expendable parts, supplies for aircraft maintenance, and aviation fuel (collectively, “aircraft parts inventories”).

Aircraft parts inventories are carried at the lower of average cost or net realizable value. Aircraft parts inventories that are utilized for aircraft maintenance/fuel are charged to operations when used. All other inventories are charged to operations when sold.

Refundable Deposits

The Company maintains deposits with vendors in conjunction with aircraft lease agreements and other commitments.

Assets Held for Sale

The Company classifies aircraft parts and other assets as held for sale and ceases the amortization of the assets when there is a plan for disposal of the assets and those assets meet the held for sale criteria in accordance with accounting principles generally accepted in the United States of America. The Company records aircraft parts and other assets held for sale at the lower of cost or net realizable value.

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment is recorded at cost. The Company depreciates its property and equipment down to estimated residual values utilizing the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful lives for its primary property and equipment classes are as follows:

•	Aircraft, aircraft engines, and rotable assets 5 to 20 years

•	Machinery and equipment 3 to 7 years

•	Buildings and improvements 10 to 40 years

When the Company sells or otherwise disposes of property or equipment, the remaining carrying amount is charged to income.

The Company capitalizes all costs of major renewals, modifications, and overhauls of its aircraft. The Company amortizes the costs of such major overhaul components as follows:

Small Fixed-Wing Aircraft and Helicopters: The cost of major overhaul components is not amortized separately, but depreciated as a part of the cost of the aircraft. The cost of subsequent major overhauls are capitalized and amortized over the estimated operating hours, generally a period of five years or less.

Rotable Assets: The cost of rotable asset overhauls is segregated and amortized separately from the aircraft. The Company capitalizes the costs of rotable asset overhauls for its small fixed-wing aircraft and helicopters and then amortizes these costs over the estimated useful lives of the overhauls, generally a period of five years or less. The cost of repairing rotable assets is expensed as incurred.

Amortization of overhauls and depreciation of property and equipment for the year ended December 31, 2012 was approximately $6.1 million and $10.3 million, respectively.

Impairment of Long-Lived Assets

The Company annually, or as required, evaluates the recoverability of its long-lived assets, primarily aircraft and other property and equipment. The Company evaluates recoverability when events and circumstances indicate that the net carrying value of its long-lived assets may not be recoverable.

The Company recognizes an impairment loss when the sum of the undiscounted cash flows estimated to be generated by its long-lived assets is less than the assets’ net carrying value. Based on its analyses, at December 31, 2012, there was no asset impairment required.

Leased Aircraft - Overhauls and Lease Return Condition Costs

The Company accounts for the overhaul and lease return condition costs of its leased aircraft in accordance with the applicable lease agreements. Generally, the Company capitalizes the costs of the required major maintenance and inspection of engines and airframes for its leased aircraft. The Company then amortizes such capitalized costs over the lesser of (i) the number of years until the next scheduled overhaul, generally a period of five years or less, or (ii) the termination of the lease. Maintenance and repairs for engines and airframe components under power-by-the-hour contracts are expensed as the aircraft are operated based upon actual hours or cycles flown and based upon the contractual terms of the agreements.

Income Tax and Uncertain Tax Positions

The Company operates as a C Corporation for income tax purposes and is included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company has computed total tax expense and deferred taxes using a separate return method. Accordingly, deferred income tax assets and liabilities are computed based upon differences between the financial statements and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

The Company records net deferred tax assets to the extent a determination is made that these assets will more likely than not be realized. In making such determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event a determination is made that the Company would be unable to realize its deferred income tax assets in the future in excess of their net recorded amount, an adjustment would be made to the valuation allowance, which would reduce the provision for income taxes.

The manner in which the entity determines whether a valuation allowance is needed depends on the tax-sharing agreement among the members of the group filing the consolidated tax return. If the tax-sharing agreement is based on the tax expense or benefit the subsidiary would pay or receive if it filed a separate tax return, the evaluation of the need for a valuation allowance would be the same as if the subsidiary filed a separate tax return (assuming that the Parent has the ability to honor its obligation under the tax-sharing agreement).

If there is no formal tax-sharing agreement or the tax-sharing agreement is inconsistent with the method of allocating income tax to the subsidiary, the evaluation of the need for a valuation allowance should be consistent with the tax allocation method used. The Company does not have a formal tax-sharing agreement with Parent. Accordingly, valuation allowance considerations were consistent with the separate return method for allocation of taxes. The Company has evaluated the need for valuation allowance on a separate return basis and determined that a valuation allowance is not necessary based on the reversal of timing differences related to deferred tax liabilities.

The Company follows guidance issued by the Financial Accounting Standards Board (FASB) with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded at the subsidiary level related to this position. During the period, the Company recorded taxes, interest and penalties of $3.9 million of unrecognized tax benefits (UTB) related to non-filing in a foreign jurisdiction. In addition, the Company has recorded the benefits of the foreign tax credit and federal benefits of the UTB interest (see “Note 5— Income Taxes”). In the event the foreign tax is paid and the uncertain tax liability reduced, the realization of the related benefits recorded in deferred tax assets would need to be reassessed.

The Company is subject to U.S. federal income tax, as well as various state income taxes. The Company is no longer subject to US Federal tax examinations for years before February 28, 2009, and State jurisdictions that remain subject to examination range from February 28, 2009 to December 31, 2012. See “Note 11 — Subsequent Events” for discussion of events occurring subsequent to December 31, 2012, including any matters that may have an impact on the total amount of unrecognized tax benefits. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company had accrued $2.2 million for interest and penalties for the year ended December 31, 2012 relating to uncertain tax positions (See “Note 5—Income Taxes”).

Loss Contingencies

Loss contingencies are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Major Customers

Revenue generated under various contracts with agencies of the U.S. government accounted for approximately 48% of the Company’s total revenues as of December 31, 2012. Revenue as subcontractor for government contractors is 43% of the Company’s total revenue. Amounts receivable from these agencies were approximately $23.7 million at December 31, 2012. Of these governmental contracts, one governmental agency accounted for 28% and one subcontractor arrangement accounted for 33% of the Company’s total revenues as of December 31, 2012 with accounts receivable of 27% and 37% respectively.

Foreign Currency Transactions:

The Company has certain vendor payable transactions denominated in foreign currencies. Foreign currency transaction gains and losses (transactions denominated in a currency other than local currency) are generally included other income (expense). For the year ended December 31, 2012, the Company recognized $20,000 of losses on foreign currency.

Concentration of Credit Risk

Financial instruments that potentially subject us to credit risk are primarily cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalent deposits at December 31, 2012, were primarily with two financial institutions. The Company grants credit to customers throughout the world. Its primary customer base consists of various agencies of the United States government and large global government service providers. The credit strength of this customer base is derived from its geographical diversity and from its long history of payment on services provided. The Company evaluates each customer’s credit worthiness on a case-by-case basis.

NOTE 3. SALE OF SUBSIDIARY

On September 27, 2010, the Company sold substantially all of the assets of its subsidiary Evergreen Unmanned Systems, Inc. (“EUS”) to an unrelated party. The agreement provided for additional payments of up to $4.0 million pursuant to an earn-out provision to be measured at February 29, 2012 and February 28, 2011. Certain of the defined earnings targets were determined to be met at December 31, 2011. Therefore, the Company was entitled to additional payments of $2.0 million, which were received in April 2012.

NOTE 4. DEBT

Mortgage Loan

The Company has entered into a 10-year term mortgage ($8.8 million balloon in June 2019) with a bank, collateralized by the Company’s corporate headquarters and aircraft hangar in McMinnville, Oregon. At December 31, 2012, the outstanding balance was $10.9 million. Interest is variable and determined at the five year treasury plus 2.75% (minimum 5.25%) and shall adjust in June 2014. The effective interest rate on this mortgage was 5.25% as of December 31, 2012. Principal and interest payments of $70,000 are due monthly.

Other Term Loans

The Company has entered into various term loans, one of which is collateralized by a specific aircraft, and which matures at various dates through 2014. At December 31, 2012, the Company had an outstanding balance of $0.7 million and requires monthly interest and principal payments of $21,000. Interest rates under these term loans are fixed at rates ranging up to 10.3%.

EVERGREEN HELICOPTERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2012, the Company was in default under the above loans due to lack of liquidity resulting in the Company not meeting scheduled payments, in part because at the direction of the Parent, the Company provided funds to Parent during the year ended December 31, 2012, as reflected in net transfers to Parent in the consolidating statement of cash flows. The Company’s ability to meet its obligations under these loans was consequently impacted, and, as a result, the outstanding balance at December 31, 2012 has been reflected as a current liability. At the discretion of the lenders, the Company was subject to default interest rates.

Stockholder Affiliate Guarantee

The Company leases certain aircraft from a Stockholder Affiliate as further discussed in “Note 7 —Commitments” and “Note 10— Related Party Transactions”. The Company, Parent, and majority stockholder guarantee the Stockholder Affiliate’s debt related to these specific aircraft. In addition, the Company’s leased aircraft serve as collateral for the Stockholder Affiliate debt. The Company has determined that the fair value of its guarantee is immaterial considering the fair value of the leased aircraft exceeds the associated outstanding debt obligations.

During February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank, as further discussed in “Note 1 — Description of the Business”, “Note 8— Legal Proceedings & Contingencies” and “Note 10— Related Party Transactions”. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10.1 million. In May 2013, following the acquisition of EHI by Erickson, EHI was dismissed from the claim.

Parent Company Debt

At December 31, 2012, the Company was a guarantor on a term and line of credit First Lien Agreement and a term Second Lien Credit Agreement held by the Parent. This debt has not been reflected in the Company’s consolidated financial statements since the debt was not used to purchase the Company and the Company’s cash flow from operations and financial position does not necessitate borrowings under the agreements. The Company’s assets also serve as collateral for the Parent’s loans.

As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. All Helicopters owned assets serve as collateral under the First Lien and Second Lien Credit Agreements. The balances of the First Lien and Second Lien loans were $174.8 million and $119.2 million at December 31, 2012, respectively.

Refer to “Liquidity Assessment” within “Note 1— Description of the Business” for further discussion.

NOTE 5. INCOME TAXES

The Company has computed current and deferred taxes using a separate return method. The operations of the Company are included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company is included in the consolidated tax return filing with Holdings; however, the Company has computed current and deferred taxes using a separate company approach. As a result of cash not being settled between subsidiary and Parent for the current taxes due on a separate return method, the current payable has been settled through the Net Investment of Parent as shown in the tabular disclosure of “Note 10— Related Party Transactions”.

The components of the income tax expense as of December 31, 2012 are as follows (in thousands):

Current:
Federal	$6,654
State	588
Unpaid foreign, interest and penalties	3,871

11,113
Deferred:
Federal	1,689
State	223

1,912

Total	$13,025

The following table presents the tax effects of the temporary differences that gave rise to the deferred tax assets and deferred tax liabilities at December 31, 2012 (in thousands):

Deferred tax assets
Accrued liabilities	$858
Prepaid items	12
Foreign tax credit indirect benefit of UTB	10,491
Federal indirect benefit of UTB interest	1,483
Accounts Receivable	37

Total deferred tax assets	12,881
($907 current and $11,974 noncurrent)
Deferred tax liabilities
Property and equipment	(13,247)
Goodwill and other	23

Total deferred tax liabilities	(13,224)

($0 current and $13,224 noncurrent)
Net deferred tax liabilities	$(343)

The reconciliation between the effective tax rate and the federal statutory rate on net income is as follows (in thousands):

Income tax expense computed at statutory rate	$10,735	35.00%
State income taxes, net of federal effect	605	1.97%
Unrecognized tax benefits, net of corresponding benefit	1,567	5.11%
Other, primarily permanent differences	118	0.38%

Income tax expense	$13,025	42.46%

The following table presents the Company’s unrecognized tax benefits at December 31, 2012 (in thousands):

Balance at beginning of period	$13,482
Gross increases based on current year positions	1,688
Gross decreases in tax positions	—
Interest and penalties	2,183

Balance at end of period	$17,353

NOTE 6. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan (“the Plan”) covering all full-time employees of the Company who have been credited with one year of service, are at least 21 years of age, are not covered by a collective bargaining agreement and are not a temporary employee. Under the Plan, the Company makes a basic contribution equal to 4% of the annual compensation of each participant who has completed the minimum required hours of service during the Plan year (“Basic Contributions”). In addition, the Company matches, on a 50% matching basis, each participant’s contribution which is not in excess of 8% of the participant’s base compensation (“Matching Contributions”). The Company may also make additional discretionary contributions at the option of the Board of Directors.

Plan participants direct the investment of both their contributions and the Company’s contributions into various investment options offered by the Plan. Participant contributions into the Plan vest immediately. Company contributions into the plan start to vest when the participant has completed two years of service with the Company, at which time the participant will be 20% vested. Thereafter, additional vesting occurs at a rate of 20% per year until the participant is fully vested.

The Company made contributions of approximately $0.3 million for the year ended December 31, 2012. The Company did not make any discretionary contributions during year.

NOTE 7. COMMITMENTS

Operating Leases

The Company leases aircraft, land, buildings and equipment under cancelable and non-cancelable operating leases with certain of these leases guaranteed by Parent. The Company also leases aircraft from entities that are owned by or controlled by the majority stockholder as further discussed in “Note 10— Related Party Transactions”. Rental commitments under non-cancelable operating leases having an original term of one year or more at December 31, 2012, are as follows (in thousands):

	Stockholder Affiliates	Others	Total
2013	$3,170	$24,455	$27,625
2014	3,170	24,384	27,554
2015	2,732	22,101	24,833
2016	1,854	13,812	15,666
2017	—	9,492	9,492
Thereafter	—	10,709	10,709

Total	$10,926	$104,953	$115,879

The Company maintains several leases on a month-to-month basis. Total rent expense for the year ended December 31, 2012 approximated $36.1 million, including Stockholder Affiliates rent expense of approximately $10.1 million.

During 2012, the Company entered into a restructuring agreement with an aircraft lessor effective October, 1 2012. As part of this agreement, the lessor agreed to defer the lease payments from October 2012 through January 2013 and apply the payments to the end of the lease. As of December 31, 2012, EHI recorded a deferred lease liability of approximately $1.2 million. In addition, as part of this agreement, the Company pledged refundable deposits of approximately $3.5 million to an affiliate related to their leases with lessor.

Advance Payments

The Company makes advanced payments for overhauls of aircraft engines. As of December 31, 2012, the Company paid approximately $0.7 million of non-refundable deposits to various vendors for engine overhauls. The Company reflected these deposits as non-current in other assets on the consolidated balance sheet at December 31, 2012.

NOTE 8. LEGAL PROCEEDINGS & CONTINGENCIES

1st Source Bank Matter

As further discussed in “Note 7 — Commitments” and “Note 10— Related Party Transactions”, the Company leases certain aircraft from a Stockholder Affiliate. At December 31, 2012, the majority stockholder, Parent and Company guaranteed the Stockholder Affiliate’s debt related to these specific aircraft. During February 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10.1 million. In May 2013, following the acquisition of EHI by Erickson, EHI was dismissed from the claim. See “Liquidity Assessment” within “Note 1 — Description of the Business”, “Note 4 — Debt” and “Note 10— Related Party Transactions” for further discussions.

Priority 1 Matter

In November 2012, Priority 1 Air Rescue Services, Inc., or Priority 1, brought breach of contract claims against EHI In Multnomah County (Oregon) Circuit Court related to two subcontracts between Priority 1 and EHI. The primary contracts were between EHI and the U.S. Government for air medical evacuation, fire suppression, and other related services in Hawaii and Alaska. Priority 1 alleges that EHI failed to pay invoices for work performed in the amount of approximately $0.7 million. Priority 1 also claims an additional amount for consequential damages and interest. The total amount claimed by Priority 1 is approximately $2.0 million. EHI answered the complaint in December 2012 and denied all allegations. While discovery is ongoing, a tentative agreement has been reached pursuant to which EHI would pay approximately $0.3 million in full and final settlement of the matter. The formal settlement agreement is being negotiated at this time.

Fortis Matter

A complaint was served on EHI on August 27, 2012, by the plaintiff, Fortis Lease Deutschland GmbH, in the Regional Court, 7th Chamber for Commercial Matters, Cologne, Germany. The plaintiff claims approximately €0.8 million in damages for the payment of VAT levied on the purchase price relating to EHI’s purchase of two helicopters from the plaintiff in 2011. The complaint lodged by plaintiff resulted in a default judgment against EHI issued on February 26, 2013. In a brief filed with the court on May 10, 2013, EHI objected to the default judgment, arguing that the sale of the two helicopters was tax exempt as they both were exported to a third country outside the European Union. In January 2014, EHI agreed to pay €40,000 in full and final settlement of this matter.

Agusta Westland Matter

On July 17, 2012, Agusta Westland delivered a notice to EHI demanding immediate payment for alleged amounts owed for aircraft parts and technical assistance provided since 2006. The total amount recorded in accounts payable at December 31, 2012 was approximately $2.2 million. Subsequent to the acquisition of EHI by Erickson on May 2, 2013, EHI paid $2.2 million in full settlement of the matter.

DivLend Equipment Leasing Matter

On December 7, 2012, DivLend filed a lawsuit for $14.5 million against EHI and the Parent for failure to make timely payments on helicopter leases and alleged defaults under certain Parent guaranty agreements. At December 31, 2012, the Company believed it was current on payments through November 2012, and therefore, recorded in accounts payable the December 2012 payments of $0.3 million. As of December 31, 2012, EHI believed this to be the only portion of the suit it was liable for and intended to vigorously defend this case.

In association with the acquisition of EHI by Erickson on May 2, 2013, the related assets were acquired and DivLend Equipment Leasing released all claims against EHI in connection with these assets.

Arizona Environmental Matter

In August 2012, EHI received a request for information from the State of Arizona regarding the Broadway-Pantano Site in Tucson, Arizona, which is comprised of two landfills at which the State has been conducting soil and groundwater investigations and cleanups. In addition, EHI has been served with various petitions to perpetuate testimony regarding the State’s investigation into contamination at the Site. According to these documents, the State has identified approximately 101 parties that are potentially responsible for the contamination. Based on the information request and the petition to perpetuate testimony, it is possible that the State or other liable parties may assert that EHI is liable for the alleged contamination at the Site. There were no material developments with respect to this matter in 2013. At this time, EHI is not able to determine the likelihood of any outcome in this matter, nor is it able to estimate the amount or range of loss or the impact on its financial condition in the event of an unfavorable outcome.

World Fuel Claim

In December of 2013, World Fuel, a former fuel supplier of EIA and Evergreen Airlines (“EA”), filed suit against EIA, EA and other named parties claiming approximately $9 million of accounts payable due and owing to World Fuel for fuel purchases made by EIA and EA. EHI was a named party in the lawsuit since it was alleged that EHI signed a joint and several guaranty of payment in favor of World Fuel in 2012. Both EIA and EA filed for voluntary bankruptcy in late 2013 following the filing of the World Fuel complaint, so the World Fuel action is currently the subject of an automatic stay order issued by the bankruptcy court with respect to both EIA and EA. At this time, the Company is not able to determine the likelihood of any outcome in this matter, nor is it able to estimate the amount or range of loss or the impact on its financial condition in the event of an unfavorable outcome.

Other Matters

EHI is subject to ongoing litigation and claims as part of its normal business operations. In the opinion of management, none of these claims will have a material adverse effect on EHI’s financial position, statement of operations or cash flows.

NOTE 9. FAIR VALUE MEASUREMENTS

The following three levels of input may be used to measure fair value:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

The carrying amounts of the Company’s cash, restricted investments, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments. The carrying amount of the Company’s variable rate debt approximates fair value because variable interest rates closely correlate to changes in market conditions, including default interest rates. The Company’s fixed-rate debt balances as of December 31, 2012 were approximately $0.7 million representing other term loans (see “Note 4 — Debt”). The Company believes that the fair value of the fixed-rate debt approximates its carrying value.

NOTE 10. RELATED PARTY TRANSACTIONS

Transactions with the Parent

The consolidated financial statements include certain revenue transactions and expense allocations from the Parent. EHI recognizes revenue for the Parent’s use of two aircraft for company travel. Flight revenue is recognized for actual flight hours, and support services revenue is recognized for additional amounts incurred. The Company also sold aircraft parts to the Parent throughout the year.

Expenses are allocated based on the Company’s number of employees for certain functions provided by the Parent, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, and employee benefits. Additionally, expenses related to administrative functions and overhead are incurred by Holdings on behalf of EHI. The amount incurred for these services was $0.7 million for the year ended December 31, 2012 and are included in administrative and operational expenses in the below table. These expenses have been allocated on the basis of headcount or by other measures.

These allocations may not, however, reflect the expense the Company would have incurred as an independent business for the period presented. Actual costs that may have been incurred if the Company had been operating on a stand-alone basis would depend on a number of factors, including the chosen organization structure, the functions outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

At December 31, 2012, the Company was also a guarantor on a term and line of credit First Lien Agreement and term Second Lien Credit Agreement held by the Parent. As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. This debt has not been reflected in the Company’s consolidated financial statements as further discussed in “Note 4 — Debt”. In addition, the Parent guaranteed certain Company non-related party lease payment arrangements (see “Note 7— Commitments”).

Transactions with Stockholder Affiliates

At December 31, 2012, EHI leased several aircraft from Stockholder Affiliates. The Company received free rent in January and February of 2012 on all its aircraft leases, including month-to-month leases, from a Stockholder Affiliate. The Company reflected this free rent as contributed capital as the contractual lease obligations for this period were forgiven.

The Company has determined that its guarantee of the Stockholder Affiliate’s debt associated with its leased assets constitutes a variable interest. Accordingly, the Stockholder Affiliate is a variable interest entity (VIE). However, the Company does not have the ability to direct the activities of the Stockholder Affiliate, and therefore, the Company is not the primary beneficiary of the Stockholder Affiliate. Accordingly, the Company has not included the Stockholder Affiliate’s results of operations and financial condition in the Company’ consolidated financial statements. Further, the Company is restricted on transferring any assets or providing any other subordinated financial support to its Stockholder Affiliates under the First and Second Lien Agreements (see “Note 4 — Debt”). The Company has determined that its maximum exposure relative to the VIE is as follows (in thousands):

Guarantee of 1st Source Bank debt on leased assets	$10,100
Accounts receivable	234
Prepaid expenses and other assets	178
Refundable deposits	3,456

$13,968

Subsequent to December 31, 2012, as discussed in “Liquidity Assessment” within “Note 1 — Description of the Business”, “Note 4 — Debt” and “Note 8— Legal Proceedings & Contingencies”, this same Stockholder Affiliate was in default on installment payments to 1st Source Bank of approximately $10.1 million, which the Company guaranteed. However, in May 2013, following the acquisition of EHI by Erickson, EHI was dismissed from the claim by 1st Source Bank. In addition, it is uncertain if the Company’s accounts receivable, refundable deposits and prepaid and other assets at December 31, 2012 will be collectible or realized.

Parent Investment in the Company

It is not meaningful to show additional paid-in capital or retained earnings for the Company. The net assets are represented by the net investment of Parent, which comprises total share of capital and retained earnings of EHI.

All significant intercompany transactions between the Parent and EHI have been included in these consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statement of cash flows as a financing activity and in the consolidated statement of stockholder’s equity.

(In thousands)	Parent	Stockholder Affiliates
As of:
Short-term:
Accounts receivable	$—	$234
Prepaid expenses and other assets	—	178
Refundable deposits	—	3,456
Accounts payable	—	(663)
For the year ended:
Revenues from flight and support services	(5,696)	—
Health and medical insurance and benefits	3,813	—
Employee benefit contributions	1,504	—
Workers’ compensation and Defense Base Act insurance premiums	1,045	—
Aircraft insurance premiums	7,390	—
Purchases and commissions	1,751	—
Administrative and operational expenses	7,633	—
Current income taxes payable, excluding UTB	7,242	—
Lease and rental payments	—	10,061

Total	24,682	10,061
Net cash transferred	(81,411)	—

Net transfer to Parent	$(56,729)

Contributed capital for free rent periods		$1,576

NOTE 11. SUBSEQUENT EVENTS

On May 2, 2013, 100% of EHI’s outstanding share capital was acquired by Erickson for $251.6 million, consisting of $186.6 million in cash, $17.5 million in Erickson’s subordinated notes, and 4,008,439 shares of Erickson’s Mandatorily Convertible Cumulative Participating Preferred Stock, Series A (the “Series A Preferred Stock”) valued at $47.5 million based on an agreed upon value of $11.85 per share. The Series A Preferred Stock converted according to its terms at Erickson’s option into an equal number of shares of common stock. The fair value of the Series A Preferred Stock issued as part of the consideration transferred was measured on the acquisition date at the then-current fair value and resulted in a per share equity component different from the $11.85 per share agreed upon value of preferred stock of Erickson. Erickson issued 4,008,439 shares of Series A Preferred Stock, valued at $78.0 million, or $19.47 per share on the acquisition date. The fair value of the subordinated notes was estimated at $15.9 million, assuming a market level borrowing rate of 9.0%.

In May 2013, EHI transferred its headquarter building and aircraft hangar (the “property”) to, and the associated mortgage was assumed by, the Parent. This transfer was not part of the pending sale of EHI to Erickson. In conjunction with its evaluation of future plans for the property, the management of the Parent performed an appraisal of the property. EHI reviewed the appraisal and concluded that the property was impaired, given that the fair market value of $7.2 million provided in the appraisal was lower than the carrying amount of the property of $15.4 million.

During the fourth quarter of 2013, as a result of gathering information and facts related to the uncertain tax position recorded on EHI’s balance sheet as of December 31, 2012, it was determined that it was not more likely than not that the Company had an Uncertain Tax Position (UTP) with regard to the matter.

See “Note 8 — Legal Proceedings & Contingencies” for developments in EHI’s legal proceedings that occurred subsequent to December 31, 2012.